EXHIBIT 99.1

Bitstream Inc. Reports Second Quarter Results for 2006

By achieving its highest quarterly revenue since becoming a publicly-traded company and growing revenue by 31% as compared to the quarter ended June 30, 2005, the Company attained a $1,253,000 net income or $0.12 diluted net income per share for the quarter ended June 30, 2006.

CAMBRIDGE, MA—(Business Wire)—August 7, 2006—Bitstream Inc. (Nasdaq: BITS) today reported that its total revenue increased $1,184,000 or 31% to $4,992,000 for the three months ended June 30, 2006 as compared to $3,808,000 for the three months ended June 30, 2005. We generated an operating of $773,000 for the three months ended June 30, 2006, an increase of $779,000 as compared to an operating loss of $(6,000) for the three months ended June 30, 2005. Our net income for the three months ended June 30, 2006 increased $1,247,000 to $1,253,000 or $0.12 per diluted share as compared to net income of $6,000 for the three months ended June 30, 2005. The Company’s cash and cash equivalents at June 30, 2006 totaled $7,938,000, an increase of $1,545,000 from $6,393,000 at March 31, 2006 and an increase of $3,708,000 from $4,230,000 at June 30, 2005.

Net income includes other income of approximately $464,000 resulting from the payment to us by Monotype Imaging, Inc. and International Typeface Corporation for attorneys’ fees, expenses and costs awarded to Bitstream by the U.S. District Court for the Northern District of Illinois in connection with the TrueDoc lawsuit. Monotype Imaging, Inc. and International Typeface Corporation agreed to pay the full amount of the award and dismiss their appeal if Bitstream agreed not to appeal the Court’s award set forth in the Court’s May 17, 2006 Order. Bitstream accepted the proposal and the case has been terminated.

Income from operations for the quarter ended June 30, 2006 includes $54,000 in non-cash compensation expense associated with our adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. We have adopted SFAS 123R on a modified prospective basis and thus periods prior to January 1, 2006 do not include stock-based compensation expense. We estimate our non-cash stock-based compensation expense on currently issued options as of June 30, 2006 will be approximately $220,000 for the year ending December 31, 2006.

“Strong sales across all of our product lines allowed us to achieve our highest quarterly revenue level since becoming a publicly-held company.” said Anna M. Chagnon, President and Chief Executive Officer. “We exceeded our revenue growth goal for the quarter, increasing revenue by 31% from the revenue recognized for the second quarter of 2005 and we continue to improve our operating performance as we generated operating income of $773,000 for the quarter ended June 30, 2006, which increased operating income to $1,162,000 for the six months ended June 30, 2006. Net income of $1,651,000 for the first six months of 2006 included $464,000 in recovered legal fees and related expenses and contributed to the increase in cash and cash equivalents of $2,474,000 during the six months ended June 30, 2006. Based on our continued focus on increasing revenue and managing operations we expect to enhance our operating performance and profitability throughout 2006.”

SECOND QUARTER 2006 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

April 5, 2006 — Bitstream previewed the company’s ThunderHawk Java/J2ME™ mobile browser,

which brings a real desktop browsing experience to mass-market mobile phones that typically do not have enough memory to run a full HTML browser, to mobile operators, device manufacturers and content providers at the CTIA Wireless 2006 exhibition.

April 11, 2006 — Bitstream announced the release of a new automated Windows font installer, greatly simplifying the process of downloading and installing fonts from its MyFonts.com website. Windows users can now install purchased fonts immediately with just a few clicks.

April 25, 2006 — Bitstream announced the release of Font Fusion® 3.2, the Latest Update to Its Leading Font Rendering Solution for Small Embedded Systems. This release is the latest update to Bitstream’s Font Fusion technology, the company’s smallest, most advanced font rasterizing engine, and the fastest font engine on the market today.

May 1, 2006 — Bitstream announced the successful launch by Marketing Services by Vectra, Inc. of an interactive marketing portal, utilizing Pageflex™ technology, enabling ministers of the national Breakthrough Ministries to create customized marketing materials designed to grow their local parishes.

May 16, 2006 —The Company unveiled the Company’s next generation Pageflex software for variable data, Web-to-print, and cross-media publishing. The new product is named simply Pageflex™ and will be marketed with the slogan “One Application — All Things Variable.™” This offering brings all existing Pageflex capabilities together into a single, modular application, and adds robust scalability for server clusters, print production automation features, power capabilities for advanced users, and enhancements to make the product easier to use.

May 22, 2006 —The Company announced that Pageflex Storefront 3.0 received a Best in Show award at the On Demand Conference & Exposition. Pageflex Storefront, which enables companies to define, auto-generate, and manage attractive Web-to-print document customization and e-commerce sites, was recognized in the digital publishing category.

June 5, 2006— Bitstream announced that e-Integrity (www.eintegrity-usa.com), the technology division of Integrity Graphics Inc., one of New England’s premier graphics communications companies, successfully launched a customized business card portal for Wiremold/Legrand, a Legrand North America company. The portal utilizes e-Integrity’s PrintHub suite of marketing automation tools integrated with document customization capabilities powered by Bitstream’s Pageflex software. The portal has enabled Wiremold/Legrand to achieve significant savings of time and resources by making its business card production process more efficient.

July 25, 2006 — Bitstream announced that it was selected as a winner in the 2006 American Inhouse Design Awards from Graphic Design USA, a national magazine for design professionals. The annual awards recognize the creative work of in-house designers. The winning direct mail piece was designed by Bitstream Creative Director Victoria Kapsambelis in Pageflex Studio, a layout and design application, and produced using Pageflex technology, a Bitstream product line for document customization and cross-media campaigns.

CONFERENCE CALL REMINDER

Today, August 7, 2006, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended June 30, 2006:

•	International Dial-in number: 1-703-639-1459

•	Domestic Dial-in number: 1-866-861-4867

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through August 17, 2006 (access code): 947844

•	International Replay number: 1-703-925-2533

•	Domestic Replay number: 1-888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2005.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Software license	$4,262	$3,187	$7,977	$5,996
Services	730	621	1,570	1,208

Total revenue	4,992	3,808	9,547	7,204

Cost of revenue:
Software license	1,491	1,081	2,876	2,086
Services	358	285	734	601

Total cost of revenue	1,849	1,366	3,610	2,687

Gross profit	3,143	2,442	5,937	4,517

Operating expenses:
Marketing and selling	847	772	1,603	1,441
Research and development	1,061	975	2,150	1,981
General and administrative	462	701	1,022	1,186

Total operating expenses	2,370	2,448	4,775	4,608

Operating profit (loss)	773	(6)	1,162	(91)

Other income and Expense:
Legal fee reimbursement	464	—	464	—
Other income, net	41	12	61	26

Total other income and expense	505	12	525	26

Income (loss) before provision for income taxes	1,278	6	1,687	(65)
Provision for income taxes	25	—	36	1

Net income (loss)	$1,253	$6	$1,651	$(66)

Basic net earnings (loss) per share	$0.14	$0.00	$0.19	$(0.01)

Diluted net earnings (loss) per share	$0.12	$0.00	$0.16	$(0.01)

Basic weighted average shares outstanding	9,028	8,650	8,887	8,644

Diluted weighted average shares outstanding	10,644	9,472	10,526	8,644

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,938	$5,464
Accounts receivable, net	2,199	1,663
Prepaid expenses and other current assets	436	341

Total current assets	10,573	7,468

Property and equipment, net	326	315

Other assets:
Restricted cash	200	200
Goodwill	727	727
Intangible assets	92	125

Total other assets	1,019	1,052

Total assets	$11,918	$8,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$864	$664
Accrued expenses	884	1,191
Deferred revenue	1,522	1,085

Total current liabilities	3,270	2,940

Long-term liabilities	192	194

Total liabilities	3,462	3,134

Total stockholders’ equity	8,456	5,701

Total liabilities and stockholders’ equity	$11,918	$8,835

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com